EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-197733 on Form N-1A of our reports dated December 20, 2016 relating to the financial statements and financial highlights of the Eaton Vance Global Income Builder NextShares, one of the funds constituting Eaton Vance NextShares Trust (the “Trust”), and Global Income Builder Portfolio, appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2016, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 27, 2017